Exhibit 16.1

April 23, 2015

Securities and Exchange Commission

Office of Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: Gopher Protocol, Inc. f/k/a Forex International Trading Corp.

File Ref. No. 000-54530

We have read the statements made by Gopher Protocol, Inc. f/k/a Forex International Trading Corp., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8- K, as part of Gopher Protocol, Inc. f/k/a Forex International Trading Corp. Form 8-K report dated April 23, 2015. We agree with such statements as they pertain to our Firm in such Form 8- K, dated April 23, 2015.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Regards,

Alan R. Swift, CPA, P.A.

Certified Public Accountants and Consultants

Palm Beach Gardens, FL